Exhibit 107

Calculation of Filing Fee Table

FORM S-8
(Form Type)

Faraday Future Intelligent Electric Inc.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Equity (3)	Class A common stock, $0.0001 par value	Rule 457(c) and Rule 457(h)	49,573,570	$2.65 (4)	$131,369,960.50	.0000927	$12,178.00
Equity (5)	Class A common stock, $0.0001 par value	Rule 457(h)	27,268,037	$2.83 (6)	$77,168,544.71	.0000927	$7,153.52
Equity (7)	Class A common stock, $0.0001 par value	Rule 457(h)	7,698,115	$5.55 (8)	$42,724,538.25	.0000927	$3,960.56

Total Offering Amounts					$251,263,043.46		$23,292.08
Total Fee Offsets							$--
Net Fee Due							$23,292.08

(1)	Faraday Future Intelligent Electric Inc., a Delaware corporation (the “Registrant”), is filing this Registration Statement to register (i) 49,573,570 shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), for issuance under the Faraday Future Intelligent Electric Inc. 2021 Stock Incentive Plan (the “2021 SI Plan”), (ii) 27,268,037 shares of Class A Common Stock that may be issued pursuant to the exercise of outstanding stock options under the Smart King Ltd. Equity Incentive Plan (the “EIP”), and (iii) 7,698,115 shares of Class A Common Stock that may be issued pursuant to the exercise of outstanding stock options under the Smart King Ltd. Special Talent Incentive Plan (the “STIP” and, together with the 2021 SI Plan and the EIP, the “Plans”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional and indeterminate number of shares of Class A Common Stock which may become issuable pursuant to the provisions of the Plans relating to adjustments for changes resulting from a stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of Class A Common Stock.

(2)	Estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee.

(3)	Represents shares of Class A Common Stock that may be issued under the 2021 SI Plan.

(4)	Estimated pursuant to Rules 457(c) and (h) under the Securities Act solely for the purposes of calculating the amount of the registration fee, based on the average of the high and low sales prices of the Class A Common Stock reported on The Nasdaq Stock Market LLC on August 9, 2022.

(5)	Represents shares of Class A Common Stock that may be issued pursuant to the exercise of outstanding stock options under the EIP.

(6)	Estimated pursuant to Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee. The price of $2.83 per share represents the weighted average exercise price per share of outstanding stock option awards under the EIP.

(7)	Represents shares of Class A Common Stock that may be issued pursuant to the exercise of outstanding stock options under the STIP.

(8)	Estimated pursuant to Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee. The price of $5.55 per share represents the weighted average exercise price per share of outstanding stock option awards under the STIP.